Exhibit 99.1

Date:	October 4, 2006	Contact:	Amy M. Dunaway
For Release:	Immediately	Telephone:	(334) 834-5483
THE ENSTAR GROUP, INC. ANNOUNCES
COMPLETION OF ACQUISITION
     Montgomery, Alabama — October 4, 2006 — The Enstar Group, Inc. (“Enstar”) (Nasdaq: ESGR) today announced that a subsidiary of its partially owned equity affiliate, Castlewood Holdings Limited (“Castlewood Holdings”), has completed the acquisition of Cavell Holdings Limited (“Cavell”), a U.K. company, from Dukes Place Holdings, L.P., for approximately £32 million (approximately $60 million). Approximately 40% of the purchase price was funded with a loan from an international bank and the remainder was paid from cash on hand. As announced on June 20, 2006, Cavell owns a U.K. and a Norwegian reinsurance company, both of which are currently in run-off.
     Castlewood Holdings, a Bermuda company, manages and acquires insurance and reinsurance companies, including companies in run-off, and provides management, consulting and other services to the insurance and reinsurance industry. Enstar owns an approximate 33% economic interest in Castlewood Holdings and 50% of its voting stock.
     On May 24, 2006, Enstar and Castlewood Holdings announced the execution of a definitive merger agreement, pursuant to which Enstar will become a wholly-owned subsidiary of Castlewood Holdings. In connection with the proposed merger, Castlewood Holdings has filed a registration statement, which includes a preliminary proxy statement prepared by Enstar and other materials, with the Securities and Exchange Commission (“SEC”). The registration statement has not yet been declared effective by the SEC. Investors are urged to read the final documents when they become available because they will contain important information about Castlewood Holdings, Enstar, the proposed merger and related matters. The registration statement and preliminary proxy statement, as well as other filed documents containing information about Castlewood Holdings, Enstar, the proposed merger and related matters, are available through Enstar’s website, www.enstargroup.com. Enstar, Castlewood Holdings and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Enstar shareholders with respect to the proposed merger. Additional information about the interests of potential participants is included in the registration statement and preliminary proxy statement and other materials filed with the SEC.
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